Exhibit 99.1
FOR IMMEDIATE RELEASE
INVESTOR CONTACT
Dave Janek
(630) 954-2000
MEDIA CONTACT
John Segvich
(630) 954-2000
Federal Signal Corporation Announces Sale of Three Industrial Cutting Tool Businesses
Oak Brook, Ill., January 3, 2007 — Federal Signal Corporation (NYSE: FSS) today announced plans to sell three of its industrial tooling businesses to Kennametal, Inc., a leading global supplier of tooling, engineered components and advanced materials consumed in production processes.
The sale includes Manchester Tool Company, On Time Machining Company (OTM) and Clapp Dico Corporation, which are leading producers of durable and consumable industrial cutting tools in North American markets. The three Ohio-based companies together generate annual sales of approximately $40 million.
Federal Signal will continue to operate its industrial die and mold tooling businesses, Dayton Progress Corporation and PCS Company.
Federal Signal expects to receive proceeds from the sale, net of taxes, of about $60 million and expects to recognize a gain on the transaction. It is anticipated that this divestiture will be modestly dilutive based on 2006 earnings. The transaction is expected to close in late January or early February of 2007, subject to closing conditions.
“The divestiture of the industrial cutting tool businesses enables us to focus on investments and activities that strengthen our strategic products and solutions,” said Robert D. Welding, president and chief executive officer of Federal Signal Corporation. “Manchester, OTM and Clapp Dico are excellent companies with leading brand names. However, as previously stated, our industrial tooling businesses are not core to the overall Federal Signal vision to become the leader in advancing security and well-being in communities and workplaces around the world. The cutting tool businesses will be better positioned to grow within an organization that is strategically focused on industrial tooling. We appreciate the efforts of our Manchester, OTM and Clapp Dico employees over the years and wish them all the best.”
About Federal Signal Corporation
Federal Signal Corporation (NYSE: FSS) is a global leader in advancing security and well-being for communities and workplaces around the world. The company manufactures a broad range of safety and security products and fire rescue and environmental vehicles that help protect people, property and the environment. Federal Signal’s leading brands include Bronto(R), Elgin(R), E-ONE(R), Federal APD(R), Federal Signal(R), Guzzler(R), Jetstream(R) and Vactor(R). In addition, Federal Signal operates a consumable industrial tooling business. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. To learn more about Federal Signal Corporation visit http://www.federalsignal.com.

This release contains various forward-looking statements as of the date hereof and we undertake no obligation to update these statements regardless of new developments or otherwise. Statements in this release that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Such risks and uncertainties include but are not limited to: economic conditions in various regions, product and price competition, supplier and raw material prices, foreign currency exchange rate changes, interest rate changes, litigation results, legal and regulatory developments such as the FIRE Act grant program and other risks and uncertainties described in filings with the Securities and Exchange Commission.
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